EXHIBIT 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

RELEASE	Immediately

Contact	Danielle Jany (314-694-2478)

MONSANTO ADDS JANICE L. FIELDS TO BOARD OF DIRECTORS

ST. LOUIS (April 16, 2008) – Monsanto Company (NYSE: MON) announced today the appointment of Janice L. Fields to the company’s Board of Directors. Ms. Fields is Executive Vice President and Chief Operating Officer for McDonald’s USA, LLC, overseeing restaurant operations in more than 13,700 locations worldwide. McDonald’s Corporation is the world’s leading global foodservice retailer with over 30,000 restaurants in more than 100 countries.

Ms. Fields has spent 29 years with McDonald’s, and her career has spanned a variety of disciplines. Prior to her current role, Ms. Fields served as President of McDonald’s Central Division, where she was responsible for McDonald’s restaurants covering seven geographic regions and 24 states across the central United States.

"On behalf of Monsanto Company, I am pleased to announce the appointment of Janice Fields as an independent director to our Board," said Hugh Grant, Chairman of the Board, Monsanto Company. "Jan has extensive experience in sales, marketing and operations in the food industry. We believe her experience and insight will serve Monsanto shareowners well and bring another valuable perspective to our business and the agriculture industry.”

Ms. Fields’ appointment is effective immediately and she will stand for election to the Board at the 2009 annual meeting of shareowners. Ms. Fields will serve on the following board committees: Nominating and Corporate Governance, Public Policy and Corporate Responsibility, and Science and Technology.

The addition of Ms. Fields to Monsanto’s board brings the number of directors to 10, with nine independent directors. For more information on Ms. Fields, please visit the following link: www.mcdonalds.com/corp/about/bios/janice_l__fields.html. Additional information on Monsanto’s Board of Directors can be accessed online at: www.monsanto.com/responsibility/corp_gov/directors.asp.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

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